Exhibit 10.2
CONSULTING AGREEMENT
This Agreement (“Consulting Agreement”) is made as of the 27th day of April (the “Effective Date”) by and between Andrew Hersam (“Consultant” or “you”) and Westwood One, Inc. (“Westwood”).
In consideration of the foregoing and the terms hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Commencing on April 1, 2009, Consultant shall provide services to Westwood as a consultant and independent contractor upon reasonable request of the Board of Directors of Westwood or Westwood’s President or his designee. These services shall be such services as reasonably may be required to achieve the objectives outlined for Consultant by Westwood in connection with the negotiation and closing of a cross-platform / corporate advertising sales deal with a media / entertainment client.
2. The term for Consultant’s provision of consulting services hereunder shall end on May 29, 2009 (the “Consulting Term”), subject to earlier termination by either party at any time in the event of a material breach of this Agreement by the other party, which breach remains uncured more than thirty (30) days after written notice thereof.
3. Westwood shall provide Consultant with office accommodations during the Consulting Term to the extent reasonably necessary for Consultant to discharge its consulting services hereunder. Westwood shall reimburse Consultant for reasonable out of pocket expenses incurred by Consultant and approved by Westwood in advance in connection with its provision of services provided to Westwood pursuant to this Agreement.
4. Consultant and Westwood intend and agree that Consultant is an independent contractor and that nothing in this Consulting Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee, agency, partnership, or joint venture between Westwood, on the one hand, and Consultant, on the other hand. As an independent contractor, Consultant shall not hold himself out to anyone as an employee of Westwood, and Consultant shall not in the performance of his services for Westwood use letterhead, business cards or any other documents bearing the name Westwood. Except as authorized by Westwood in writing, Consultant shall not have the authority to bind Westwood with respect to any commitment, contract, obligation or other matter or arrangement whatsoever, and shall not represent that Consultant has such authority to any third party.
5. Provided that Consultant fully complies with all of its obligations under this Consulting Agreement and his Separation Agreement with Westwood One, dated April 27, 2009 (“Separation Agreement”) entered into concurrently with this Agreement, and does not revoke the Separation Agreement pursuant to Paragraph 5 therein, Westwood shall provide to Consultant the following compensation: (a) a fixed fee of $46,750 in the aggregate (the “Project Fee”), payable in two (2) equal installments of $23,375 no later than April 15, 2009 (which you have already received) and May 1, 2009; and (b) variable commission payments pursuant to Schedule A annexed hereto.

6. Consultant accepts sole responsibility for the payment of any and all taxes, penalties, interest, Social Security and other withholdings or deductions that it may owe to, or are imposed on it by, any governmental authority with respect to or on account of any payments or benefits made to Consultant pursuant to Paragraph 5 of this Agreement.
7. Consultant agrees that during the Consulting Term and for all time thereafter, (i) he shall not use for any purpose other than the performance of its consulting services hereunder, or disclose to any third party, any information relating to Westwood or any of its affiliated companies that is proprietary to Westwood (“Confidential Information”) which may come into his possession during the Consulting Term, including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of his duties under this Agreement consistent with Westwood’s policies); and (ii) he will comply with any and all confidentiality obligations of Westwood to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by Consultant or at its direction or by any other person who directly or indirectly receives such information from it, or (y) is or becomes available to Consultant on a non-confidential basis from a source which is entitled to disclose it to him.
8. Consultant acknowledges and agrees that he is bound by non-competition obligations to Westwood as agreed-to and ratified in the Separation Agreement, and that Westwood is entitled to enforce such obligations against Consultant.
9. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, WHETHER ARISING FROM A BREACH OF CONTRACT OR TORT OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE IN ADVANCE.
10. Consultant and Westwood agree to maintain the terms of Schedule A to this Agreement confidential except as otherwise required by law.
11. Consultant shall not be required to mitigate the amount of any payment provided for herein by seeking other employment, and the amount of such payments shall not be reduced by any compensation earned by the Consultant from any source.

12. This Agreement shall not be assignable by either Consultant or Westwood without the written consent of the other and any purported assignment or delegation not in accordance with this Section 12 shall be null and void.
13. The provisions contained in Section 5 regarding payment of compensation to Consultant and Section 14 regarding indemnification shall survive the termination or expiration of the Consulting Term and shall be fully enforceable thereafter.
14. Westwood shall indemnify the Consultant, only to the same extent Consultant was entitled to indemnification as an employee of Westwood, from and against any and all losses, liabilities, damages, demands, claims, suits, actions, causes of action, judgments, assessments, costs and expenses of any kind (“Losses”) incurred in connection with the Consultant’s performance of duties pursuant to this Agreement, provided that (a) Westwood will have no such indemnification obligations for Losses arising from Consultant’s gross negligence or willful misconduct, and (b) Consultant shall not be entitled to and/or eligible for any coverage under insurance policies maintained by Westwood for Losses.
15. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in the State of New York, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.
This Agreement constitutes the complete understanding between Consultant and Westwood regarding Consultant’s consulting services to Westwood, and supersedes all prior agreements and understandings between Consultant and Westwood only regarding such consulting services.

/s/ Andrew Hersam		4/27/09

Andrew Hersam		Date

Westwood One, Inc.

By:	/s/ David Hillman Authorized Representative	5/7/09 Date

Schedule A
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